EXHIBIT 10.103

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED & RESTATED SUPPLY AGREEMENT

This Amended & Restated Supply Agreement is entered into as of this 2nd day of April, 2009 (the “Signature Date”) between WEALTHY RISE INTERNATIONAL, LTD., a Hong Kong company (hereinafter “CUSTOMER”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”).  HOKU and CUSTOMER are sometimes referred to in the singular as a “Party” or in the plural as the “Parties”.

Recitals

Whereas, HOKU and CUSTOMER are parties to that certain Supply Agreement dated as of September 4, 2008 (the “Prior Supply Agreement”).

Whereas, HOKU and CUSTOMER desire to amend and restate the Prior Supply Agreement in its entirety as set forth herein.

Whereas, HOKU desires to supply polysilicon to CUSTOMER for its general use beginning in calendar year 2010 for a continuous period of ten years from the date of the first shipment.

Whereas, in exchange for HOKU’s agreement to allocate the supply of polysilicon, CUSTOMER desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1.           Effectiveness.  This Agreement shall become effective upon CUSTOMER’s initiation of remittance in full to HOKU of the Initial Deposit (the “Effective Date”).  Upon the effectiveness of this Agreement, HOKU agrees irrevocably to waive any remedy that otherwise may have accrued under the Prior Supply Agreement, including, without limitation, any claim it may have had to interest.

2.           Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

2.1.           “Affiliate” shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.

2.2.           “Agreement” shall mean this Amended & Restated Supply Agreement and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

2.3.             “First Shipment Date” shall mean the date by which HOKU has delivered to CUSTOMER an aggregate total of [*] metric tons of Products pursuant to this Agreement.

2.4.           “Facility” shall mean any facility used by HOKU for the production of the Product.

2.5.           “Independent Expert” means any Qualified Laboratory that is reasonably acceptable to each of HOKU and CUSTOMER; provided, however that if such parties cannot agree on the Independent Expert within ten (10) days, each Party shall select one independent expert form the list of Qualified Laboratories, and those two independent experts shall select the Independent Expert.

2.6.           “Minimum Annual Quantity of Product” means [*] metric tons ([*] kilograms).

2.7.           “Minimum Quarterly Quantity of Product” means [*].

2.8.            “Minimum Monthly Quantity of Product” means [*].

2.9.           “Product” shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to CUSTOMER pursuant to this Agreement.

2.10.           “Product Specifications” shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

2.11.           “Qualified Laboratory” means each qualified laboratory set forth on Appendix 2 to this Agreement.

2.12.           “Term” shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 10 of this Agreement.

2.13.           “Total Deposit” shall mean all deposits or prepayments made by CUSTOMER to HOKU hereunder including without limitation the Initial Deposit and the Main Deposit.

2.14.           “Year” shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.

3.           Ordering.  Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, CUSTOMER agrees to purchase from HOKU, and HOKU agrees to sell to CUSTOMER, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”).  This Agreement constitutes a firm order from CUSTOMER for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 10 below.

4.           Supply Obligations.

4.1.           HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly shipments in amounts not less than the Minimum Monthly Quantity and the Minimum Quarterly Quantity pursuant to Section 5.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency within [*] days without breaching this section or incurring any purchase price adjustment (pursuant to Section 4.3 below).  At any time during the term of this Agreement, HOKU may ship to CUSTOMER up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of the current Year (an “Excess Shipment”) with CUSTOMER’s written consent, which may be given or withheld in CUSTOMER’s absolute discretion. This shipment will be credited against each subsequent Minimum Annual Quantity of Product.  For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

4.2.           HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to CUSTOMER Products that are manufactured by a third party other than HOKU, (the “Alternative Products”). The Alternative Products shall conform to the warranties of HOKU to CUSTOMER hereunder, and the quality, price, delivery and any other terms and conditions of the Alternative Products shall be no less favorable than the terms and conditions set forth in this Agreement.  Delivery of the Alternative Products shall not release or mitigate HOKU’s liabilities and obligations hereunder except that delivery of the Alternative Products is deemed to be delivery of Products, and CUSTOMER shall have the same rights and HOKU shall have the same obligations as set forth hereunder with respect to any Alternative Products.  HOKU shall notify CUSTOMER in writing prior to the delivery of Alternative Products.

4.3.           Except in the case of a force majeure pursuant to Section 13 below, if at any time after [*], HOKU does not supply any Products pursuant to Section 4.1 or 4.2 within [*] days of the scheduled delivery date, HOKU will provide CUSTOMER with a purchase price adjustment.  (For the avoidance of doubt, this means that no such [*] day period shall begin to run before August 1, 2010.)  Such purchase price adjustment shall be the reduction of [*] of the price of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period.  Notwithstanding anything to the contrary, the maximum amount of such purchase price reduction is limited to [*] of the price of the respective delayed Products.  Monthly shipments which are delayed beyond [*] days shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1 below.  Notwithstanding the foregoing, if CUSTOMER fails to make a payment to HOKU within the [*]-day period set forth in Section 6.4 below, HOKU shall not be required to supply any Product to CUSTOMER until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement.  For the avoidance of doubt, CUSTOMER’s right to reduce the purchase price pursuant to this Section 4.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason.

5.           Shipping & Delivery.

5.1.           Except as provided in Section 4.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement (the “Shipment Schedule”) no later than [*] days prior to the applicable Year.  The Shipment Schedule shall provide for approximately equal monthly shipments in amounts not less than the Minimum Monthly Quantity that add up to the Minimum Annual Quantity of Products in the applicable Year and add up to the Minimum Quarterly Quantity in each of the four quarters of the applicable Year.

5.2.           HOKU will use commercially reasonable efforts to make available to CUSTOMER its first shipment of Products on or before June 30, 2010.

6.           Payments & Advances.

6.1.           On or before April 10, 2009, CUSTOMER shall initiate remittance in full to HOKU of Seven Million U.S. Dollars (US$7,000,000) as an advance payment for Products to be delivered under this Agreement, via wire transfer of immediately available funds (the “Initial Deposit”).

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

6.2.           CUSTOMER shall pay in cash to HOKU the additional sum of Thirteen Million Two Hundred Thousand U.S. Dollars (US$13,200,000) (the “Main Deposit”) as an advance payment for Products to be delivered under this Agreement in equal monthly installments (each, a “Monthly Deposit”) within ten (10) business days from each of the Remittance Dates set forth below:

Remittance Date	Monthly Deposit
June 10, 2009	$3.3 million
August 10, 2009	$3.3 million
October 10, 2009	$3.3 million
December 10, 2009	$3.3 million

6.3.           CUSTOMER shall pay in cash to HOKU the additional sum of Two Hundred Thousand U.S. Dollars ($200,000) (the “Final Deposit”) as an advance payment for Products to be delivered under this Agreement. Initiation of the remittance in the full amount of the Final Deposit shall be made within ten (10) business days of when HOKU completes the shipment to CUSTOMER of a cumulative aggregate of seven and one-half (7.5) metric tons of Product pursuant to Section 4 of this agreement.

6.4.           HOKU shall invoice CUSTOMER at or after the time of each shipment of Products to CUSTOMER. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to CUSTOMER’s address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. Dollars.  Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 12 below, shipments to CUSTOMER shall be credited against the Total Deposit  according to the schedule of credits in Appendix 1 until there are no Funds Remaining on the Deposit (as defined in Section 10.5).

6.5.           The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by CUSTOMER, provided that CUSTOMER is legally or contractually obliged to pay such taxes. CUSTOMER shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

6.6.           Late payments and outstanding balances, shall accrue interest at a rate per annum equal to the lesser of [*] per annum or the maximum allowed by law, accruing daily and calculated on the basis of a 365-day year and the actual number of days.

7.           Security Interest.

7.1.           Subject to receipt of the Initial Deposit HOKU hereby grants to CUSTOMER a security interest to secure the repayment by HOKU to CUSTOMER of the Total Deposit following any of the events set forth in Section 10.5 below, which shall be subordinated in accordance with Section 7.2 below, in all of the tangible and intangible assets related to HOKU’s polysilicon business (the “Collateral”).

7.2.           CUSTOMER acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will be expressly subordinated to HOKU’s third-party lenders (the “Senior Lenders”) that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to CUSTOMER hereby. CUSTOMER shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

7.3.           In addition, CUSTOMER shall enter into collateral, intercreditor and other agreements (the “Collateral Agreements”) with HOKU’s Senior Lenders, and with Suntech Power Holding Co., Ltd., Solarfun Power Hong Kong Limited, Jiangxi Jinko Solar Co., Ltd., Tianwei New Energy (Chengdu) Wafer Co., Ltd, Shanghai Alex New Energy Co., Ltd., and HOKU’s other customers who provide prepayments for Products (collectively, “HOKU’s Other Customers”), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU’s Other Customers.  CUSTOMER may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants CUSTOMER a pari passu priority with respect to HOKU’s Other Customers, and is expressly subordinated to the Senior Lenders.

7.4.           The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to CUSTOMER.  Notwithstanding anything to the contrary contained in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to CUSTOMER in accordance with the terms of this Agreement.  When the Total Deposit is no longer held by HOKU, CUSTOMER will sign such documents as are necessary to release its security interests.

7.5.           HOKU and CUSTOMER each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 7, including the Collateral Agreements.  Neither HOKU nor CUSTOMER may unreasonably refuse to sign any such document.

8.           Product Quality Guarantee.

8.1.           HOKU warrants to CUSTOMER that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for [*] days after the applicable shipment date (the “Warranty Period”).  Upon release of the Products to a common carrier or freight forwarder, FOB origin (INCOTERMS 2000), HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights.  HOKU will, upon prompt notification and compliance with HOKU’s instructions, refund or replace, at CUSTOMER’s sole option, any Product which does not meet the Product Specifications, and CUSTOMER shall comply with the inspection and return goods policy described in Section 9 below with respect to such Products.  No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products.  Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by CUSTOMER.  HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

8.2.           HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  Except as otherwise provided in Section 10.2.5 below, HOKU’s sole responsibility and CUSTOMER’s exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above.  In no event shall HOKU’s liability exceed the purchase price paid therefore; nor shall HOKU be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if HOKU has been advised of the possibility of such damages.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

8.3.           HOKU shall, at its own expense, indemnify and hold CUSTOMER and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against CUSTOMER or CUSTOMER’s Affiliates alleging any such infringement.  CUSTOMER agrees that:  (i) CUSTOMER shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to CUSTOMER of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, CUSTOMER shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but CUSTOMER, or CUSTOMER’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) CUSTOMER shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit.  In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent.  Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify CUSTOMER, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.

9.           Inspection and Return Goods Policy.

9.1.           An inspection of appearance of each shipment of Product shall be made by CUSTOMER in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] weeks after delivery at CUSTOMER’s factory. CUSTOMER shall inform HOKU promptly, and in no case later than [*] weeks after delivery of Product, in case of any obvious damages or other obvious defects to the Product which CUSTOMER discovers under the inspection of appearance.

9.2.           CUSTOMER shall perform final inspection of the Product upon introducing the Product into CUSTOMER’s production process. Such inspection shall take place during the Warranty Period.  If the Product does not meet the Product Specifications, CUSTOMER shall notify HOKU in writing without undue delay after the inspection and in any event prior to expiration of the Warranty Period, and, together with the notification, submit documentary evidence of the result of the final inspection. HOKU shall then have the right to undertake its own inspection prior to any return of the Products pursuant to Section 9.3 below, and shall notify CUSTOMER in writing within 5 business days whether or not it chooses to do so.

9.3.           Products may be returned to HOKU by delivering them to a common carrier or freight forwarder within the later of (a) [*] after HOKU notifies CUSTOMER in writing pursuant to Section 9.2 above that it chooses not to exercise its right to undertake its own inspection prior to return of the Products; and (b) [*] after HOKU completes its inspection pursuant to Section 9.2 above and confirms the defect by written notice to CUSTOMER, for replacement or a refund including all return shipment expenses.  To assure prompt handling, HOKU shall provide CUSTOMER a return goods authorization number within 48 hours of CUSTOMER’s request.  Provided that HOKU communicates this number to CUSTOMER within such timeframe, CUSTOMER will reference this number on return shipping documents.  Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges due to HOKU’s additional handling costs.  If HOKU concludes following its inspection pursuant to Section 9.2 above that the Product meets the Product Specifications, CUSTOMER reserves the right to require that the Product be submitted to an Independent Expert; and if HOKU chooses not to exercise its right to complete its own inspection pursuant to Section 9.2, HOKU reserves the right to require that the Product be submitted to an Independent Expert.  The conclusion of the Independent Expert shall be final, binding and non-appealable in respect of the conformity of the Products to the warranties set forth in Section 8.1 above.  The fees and expenses of the Independent Expert shall be paid solely by the party that does not succeed in the dispute.  HOKU reserves the right to reverse any credit issued to CUSTOMER prior to the determination of the Independent Expert that the Products for which the credit was issued are not defective, and CUSTOMER reserves the right to return the Products to HOKU by delivering them to a common carrier or freight forwarder within 10 days of the determination of the Independent Expert that the Products are defective.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

10.           Term and Termination.

10.1.           The term of this Agreement shall begin on the Effective Date and shall remain in force for a period of ten Years beginning with the First Shipment Date.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

10.2.    Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

10.2.1.                      Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within [*] days after written notice thereof; provided, however, that such cure period shall not modify or extend the [*]-day cure period for HOKU’s delivery obligations pursuant to Section 4.3 above; and provided, further that each [*] day cure period shall not apply to CUSTOMER’s failure to make pre-payments to HOKU pursuant to Sections 6.1 through 6.3 to this Agreement.  For purposes of this Section 10.2.1, a “material breach” means a monthly shipment which is delayed beyond [*] days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions;

10.2.2.                      Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

10.2.3.                      If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute);

10.2.4.                      In accordance with the provisions of Section 13 (Force Majeure) below; provided, however, that CUSTOMER may not terminate this Agreement pursuant to Section 13 if HOKU is supplying Products to CUSTOMER pursuant to Section 4.2 of this Agreement;

10.2.5.                      HOKU’s repetitive failure to deliver Products conforming to the warranties set forth in Section 8 above, subject to applicable cure periods; or

10.2.6.                      Without limiting the foregoing, CUSTOMER shall have the right to terminate this Agreement if the First Shipment Date does not occur on or before October 31, 2010.

10.3.           HOKU shall have the right to terminate this Agreement if (A) on or before April 10, 2009, CUSTOMER has failed to initiate remittance in full to HOKU of the Initial Deposit; (B) CUSTOMER has failed to initiate remittance in full of any Monthly Deposit on or before the applicable date set forth in Section 6.2, in which case, HOKU shall be entitled to retain the Initial Deposit and all prior Monthly Deposits that have been paid to HOKU as of such termination date as liquidated damages; or (C) CUSTOMER has failed to initiate payment in full of the Final Deposit pursuant to Section 6.3 above, in which case, HOKU shall be entitled to retain the Initial Deposit, and the Main Deposit as liquidated damages.  UPON FORFEITURE OF SUCH DEPOSITS AS LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 10.3, ALL CLAIMS, OBLIGATIONS AND LIABILITIES OF CUSTOMER DERIVING FROM OR RELATING TO THIS AGREEMENT AND ITS TERMINATION SHALL BE DEEMED TO BE DISCHARGED AND FINALLY SETTLED.

10.4.           Upon the expiration or termination of this Agreement howsoever arising (except for a nullification pursuant to Section 1), the following Sections shall survive such expiration or termination: Sections 2 (Definitions); Section 8 (Product Quality Guarantee), Section 9 (Inspection and Return Goods Policy); Section 10 (Term and Termination); Section 11 (Liability); Section 12 (Liquidated Damages); and Section 14 (General Provisions).

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

10.5.           If CUSTOMER terminates this Agreement pursuant to Section 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.6, or 13, then, in addition to CUSTOMER’s other remedies pursuant to this Agreement, and all available remedies at law and in equity, 100% of the Funds Remaining on the Total Deposit on such date of termination shall be returned to CUSTOMER within thirty (30) calendar days, with any late payment accruing interest pursuant to Section 6.6 above; provided however that if CUSTOMER is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any of the Funds Remaining  on the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless CUSTOMER cures such breach within the applicable cure period) or CUSTOMER’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 12). If HOKU terminates this Agreement pursuant to Section 10.2.1, 10.2.2  10.2.3, 10.2.4, or 13 then, in addition to HOKU’s other remedies pursuant to this Agreement,  and all available remedies at law and in equity, HOKU shall be entitled to retain any Funds Remaining on the Total Deposit on such date of termination in accordance with Section 12. “Funds Remaining” on the Total Deposit are funds not applied against CUSTOMER’s purchase of Product, pursuant to Section 6.4 above, for Product actually shipped to CUSTOMER hereunder.

11.           Liability.

11.1.           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF CUSTOMER OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2.           HOKU’S TOTAL LIABILITY TO CUSTOMER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED THE GREATER OF THE FUNDS REMAINING ON THE TOTAL DEPOSIT OR ANY AMOUNTS OWED BY HOKU PURSUANT TO SECTION 8 HEREOF.

11.3.           CUSTOMER’S TOTAL LIABILITY TO HOKU FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED THE GREATER OF THE FUNDS REMAINING ON THE TOTAL DEPOSIT OR THE PRICE AS SET FORTH ON APPENDIX 1 TO THIS AGREEMENT FOR SUCH PRODUCT OF WHICH CUSTOMER HAS TAKEN DELIVERY.  For the avoidance of doubt under this Section and other Sections hereof (including, without limitation, Sections 10.3 and 12), upon the Effective Date, CUSTOMER shall never be liable to pay anything except to the extent CUSTOMER actually takes delivery of Product, CUSTOMER must pay for the Product at the prices set forth on Appendix 1 to this Agreement (subject to CUSTOMER’S warranty and other rights under this Agreement).  Otherwise, HOKU’s sole remedies in the event CUSTOMER fails to pay any amounts due pursuant to this Agreement are to terminate the Agreement and/or retain amounts CUSTOMER has already paid.  The following examples illustrate these points.  (In each of the examples, it is assumed HOKU has fulfilled its obligations under the Agreement and CUSTOMER is not entitled to any remedy against HOKU.)  Example 1: Assume CUSTOMER fails to make the third monthly pre-payment of $3.3 million, having previously paid the Initial Deposit and the first two monthly payments of $3.3 million.  Then HOKU would be entitled to terminate the Agreement and to retain the $13.6 million already paid by CUSTOMER, but CUSTOMER would have no further liability.  Example 2: Assume there are $4.2 million in Funds Remaining from amounts previously deposited by CUSTOMER at the end of “Year 4” (see Appendix 1), that CUSTOMER takes delivery of 10 metric tons of Product, and that CUSTOMER fails to pay for the Product on time.  HOKU would then have two options.  HOKU could give [*] written notice of default pursuant to Section 10.2.1.  Alternatively, HOKU could off-set the amount due by applying [*] from the due date out of the Funds Remaining pursuant to Section 12.2.  If CUSTOMER were then to fail to pay within the grace period (Section 10.2.1) or to replenish the amounts applied from the Funds Remaining (Section 12.2), HOKU would be entitled to terminate the Agreement and to retain the Funds Remaining, but CUSTOMER would have no further liability.  Example 3: Assume there are [*] in Funds Remaining from amounts previously deposited by CUSTOMER at the end of “Year 8” (see Appendix 1), that CUSTOMER takes delivery of [*] metric tons of Product, and that CUSTOMER fails to pay the [*] for the Product.  Then HOKU would be entitled to retain the [*] in Funds Remaining and CUSTOMER would still be liable to pay HOKU [*].  Example 4: CUSTOMER fails to take delivery of any Product or, having previously taken delivery of one or more shipments of Product and paid for such Product, CUSTOMER fails to take delivery of any additional Product.  Then HOKU would be entitled to retain the Funds Remaining but CUSTOMER would have no further liability.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

12.           Liquidated Damages; Off-Set.

12.1.           THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF SECTION 6 OF THIS AGREEMENT BY CUSTOMER MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU.  BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION 10.3, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, ANY FUNDS REMAINING ON THE TOTAL DEPOSIT THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS.

12.2.           THE PARTIES ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THAT CUSTOMER IS LATE IN MAKING ANY PAYMENTS TO HOKU FOR PRODUCTS THAT HAVE BEEN SHIPPED BY HOKU, HOKU RESERVES THE RIGHT TO OFF-SET THE AMOUNT OF THE TOTAL DEPOSIT BY CREDITING TO HOKU’S ACCOUNT THE AMOUNT OF THE TOTAL DEPOSIT THAT IS EQUAL TO THE PAST DUE AMOUNT, INCLUDING ANY INTEREST PAYABLE THEREON PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT HOKU SHALL NOTIFY CUSTOMER IN WRITING PRIOR TO SUCH OFF-SET.  FOR THE AVOIDANCE OF DOUBT, THE INTEREST PAYABLE SET FORTH ABOVE SHALL ACCRUE FROM THE DUE DATE TO THE DATE WHEN HOKU EXERCISES THE RIGHT TO OFF-SET.  IN CASE OF SUCH OFF-SET BY HOKU, CUSTOMER SHALL BE REQUIRED TO REPLENISH THE DEPOSIT BY THE SET-OFF AMOUNT WITHIN THIRTY (30) BUSINESS DAYS AFTER CUSTOMER’S RECEIPT OF SUCH NOTIFICATION.

13.           Force Majeure.  Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-outs and other events beyond its reasonable control, provided, however, that the non-performing Party shall not be so excused to the extent such default or delay is attributable to such non-performing Party failing to use reasonable efforts to prevent or such non-performing Party causing such default or delay, and such default or delay could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.  Notwithstanding the foregoing, a strike, lock-out or other labor dispute involving a Party (or, in the case of Supplier, a subcontractor or supplier) and its own personnel will not excuse such Party from performing its obligations hereunder. In such event, the non-performing Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent without delay. If such failure or delay occurs, the affected Party (i.e. the Party that is unable to perform) shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure apply for a period of more than two (2) consecutive calendar months, the non-affected Party shall be entitled to terminate this Agreement upon written notice to the other Party.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

14.           General Provisions.

14.1.           CUSTOMER acknowledges that it is the policy of HOKU to scrupulously comply with the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA.  CUSTOMER further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to CUSTOMER, and CUSTOMER hereby represents and warrants that neither HOKU, nor to CUSTOMER’s knowledge, any other authorized person or entity associated with or acting for or on behalf of HOKU, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to CUSTOMER, whether in money, property, or services (i) to obtain favorable treatment in securing business from CUSTOMER, (ii) to pay for favorable treatment for business secured from CUSTOMER, or (iii) to obtain special concessions or for special concessions already obtained from CUSTOMER, for or in respect of HOKU, in violation of any legal requirement or applicable law.  HOKU acknowledges that it is the policy of CUSTOMER to scrupulously comply with the FCPA and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA.  HOKU further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to HOKU, and HOKU hereby represents and warrants that neither CUSTOMER, nor to HOKU’s knowledge, any other authorized person or entity associated with or acting for or on behalf of CUSTOMER, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to HOKU, whether in money, property, or services (i) to obtain favorable treatment in securing business from HOKU, (ii) to pay for favorable treatment for business secured from HOKU, or (iii) to obtain special concessions or for special concessions already obtained from HOKU, for or in respect of CUSTOMER, in violation of any legal requirement or applicable law.

14.2.           This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

14.3.           Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

14.4.           HOKU may assign its rights under this Agreement to any collateral agent as collateral security for HOKU’s secured obligations in connection with the financing a HOKU Facility, without the consent of CUSTOMER. Except as stated in the previous sentence, neither HOKU nor CUSTOMER may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party.  If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

14.5.           All notices delivered pursuant to this Agreement shall be in writing and in the English language.  Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 14.5 and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the address listed below or to a changed address as the Party shall have specified by prior written notice:

CUSTOMER:

WEALTHY RISE INTERNATIONAL, LTD.
Room 1402, Harbour Centre
25 Harbour Road, Wanchai, Hong Kong
Attn:  Y.I. Hsu, CEO

HOKU:

HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho, 83204
Attn:  Mr. Dustin Shindo, CEO
Facsimile:  +1 (808) 682-7807

14.6.           The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

14.7.           Beginning on the Effective Date, and until the earlier of (A) HOKU’s shipment of the Minimum Annual Quantity of Product manufactured at the HOKU Facility in Pocatello, Idaho, USA, or (B) the termination of this Agreement by either Party pursuant to Section 10 of this Agreement (the “Inspection Termination Date”), CUSTOMER shall have the right to visit the HOKU Facility in Pocatello, Idaho, USA, for the limited purpose of evaluating HOKU’s progress towards completing the construction of its polysilicon production facilities. CUSTOMER shall provide HOKU with at least three (3) business days’ prior notice of any such visit, and may not visit more than two times each calendar quarter.  HOKU reserves the right to refuse access to any individual who is not subject to the parties’ non-disclosure agreement dated August 7, 2008.  CUSTOMER shall agree to abide by all of HOKU’s safety and security requirements and instructions for the HOKU Facility.  Beginning on the Effective Date, and until the Inspection Termination Date, HOKU shall provide CUSTOMER with monthly updates on the progress of the construction of the HOKU polysilicon production facilities.

14.8.           If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

14.9.           No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

14.10.                      No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

14.11.                      Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within two (2) days after execution of this Agreement.  Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law and Solargiga Energy Holdings Limited, being the ultimate holding company of CUSTOMER, may publicly disclose the material terms of this agreement pursuant to Hong Kong law and the Rules Governing the Listing of securities on The stock Exchange of Hong Kong Limited, as amended; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party.

14.12.                      This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.  Notwithstanding the foregoing, the Prior Supply Agreement shall continue in full force and effect until CUSTOMER initiates the remittance of the Initial Deposit to HOKU.  Should CUSTOMER fail to initiate the remittance in the full amount of the Initial Deposit on or before April 10, 2009, then this Agreement shall be null and void, and the Prior Supply Agreement shall continue in full force and effect.  Upon initiation  of remittance in the full amount of the Initial Deposit on or before April 10, 2009, and provided that HOKU actually receives the Initial Deposit within a reasonable period of time after the remittance date, the Prior Supply Agreement shall be superseded in all respects by the terms of this Agreement, and all obligations and liabilities of the Parties under the Prior Supply Agreement shall be extinguished.  Assuming HOKU receives and retains the Initial Deposit, it shall be deemed to have waived any argument that it did not receive the Initial Deposit within a reasonable period of time.

14.13.                      The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

14.14.                      Words expressed in the singular include the plural and vice-versa.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009

IN WITNESS WHEREOF, the Parties have executed this Amended & Restated Supply Agreement as of the date last set forth below.

CUSTOMER: WEALTHY RISE INTERNATIONAL, LTD. By: /s/ Y.I. Hsu Name: Y.I. Hsu Title: CEO Authorized Signatory Date: 2/4/2009	HOKU: HOKU MATERIALS, INC. By: /s/ Dustin Shindo Name: Dustin Shindo Title: Chairman & CEO Authorized Signatory Date: 2 April 2009

Signature Page to Amended & Restated Supply Agreement

Appendix 1

Pricing Schedule

[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail.  For example, the first [*] MT shall be invoiced at [*] per kilogram.

Credit Schedule

[*]

HOKU will credit CUSTOMER against the Total Deposit according to the above schedule.

Credits will be reflected on shipping invoices and shall be applied in full for each shipment of Products until the amount specified above for each year is fully exhausted.  In the event that any credit is not applied due to HOKU’s failure to ship Products, then such credit shall be carried forward to the next Year.

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009
Appendix 1 to Amended & Restated Supply Agreement

Appendix 2 -- Product Specifications

[*]

1.  Description

[*]

2.  Bulk & Surface Impurity Specifications

[*]

3. Size Specifications

[*]

4. Certification & Elemental Analysis

[*]

5. Packaging

[*]

6.           Qualified Laboratories:

[*]

CUSTOMER Initials & Date /s/ YIH	HOKU Initials & Date /s/ DS 2 April 2009
Appendix 1 to Amended & Restated Supply Agreement